Exhibit 99.1

Artesian Resources Announces Pricing of Common Stock Offering

NEWARK, DE — June 14, 2007—Artesian Resources Corporation (NASDAQ: ARTNA) (Artesian) announced today that it has priced an underwritten public offering of 1,000,000 shares of its Class A Non-Voting Common Stock at a price to the public of $19.15 per share.  Net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $17.9 million.  The underwriters have a 30-day over-allotment option to purchase up to an additional 150,000 shares.  The offering is expected to close on June 19, 2007.

The proceeds of the offering will be used to fund a paid-in capital contribution to our wholly-owned subsidiary, Artesian Water Company, Inc., which will use the funds to repay its outstanding short-term borrowings, fund capital expenditures and for other general corporate purposes.  A portion of any proceeds received from the underwriters’ exercise of the over-allotment may be contributed to our other subsidiaries.

The book-running manager is Janney Montgomery Scott LLC and the co-manager is Edward D. Jones & Co., L.P.  The offering will be made only by means of a prospectus supplement and prospectus.  A copy of the final prospectus supplement and the prospectus related to the offering can be obtained when available by contacting Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@jmsonline.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  A registration statement relating to the shares that the company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission.

Artesian, through Artesian Water, is the oldest and largest investor-owned regulated public water utility on the Delmarva Peninsula and has been providing superior water service since 1905.  Artesian also provides water and wastewater treatment contract services through Artesian Utility Development, Inc., a non-regulated subsidiary, and wastewater utility services through Artesian Wastewater Management, Inc., a regulated subsidiary.  Artesian currently owns and operates five wastewater treatments plants.  In addition, Artesian operates forty-seven water and wastewater treatment plants under contract.